Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@dennardlascar.com Anne Pearson / apearson@dennardlascar.com Dennard ▪ Lascar Associates, LLC / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Energy Services
Reports Fourth Quarter 2013 Results
SAN ANTONIO, Texas, February 13, 2014 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the year ended December 31, 2013. Highlights include:

•	Production Services Segment revenue was $112.2 million in the fourth quarter, down by 1% from the prior quarter.

•	Well servicing rigs achieved an 85% utilization rate and an average hourly rate of $648.

•	Drilling Services Segment margin per day was $8,518, up 6% over the prior quarter.

•	Drilling rig utilization is currently 85%, with 42 of our 53 working rigs, or 79%, under term contracts.

•	Contracts for all eight drilling rigs in Colombia renewed through the end of 2014.

•	Debt reduction of $35 million during the fourth quarter.
Consolidated Financial Results
Revenues for the fourth quarter of 2013 were $238.2 million, down 2% from revenues of $244.0 million in the third quarter of 2013 (“the prior quarter”) and up 5% from revenues of $227.9 million in the fourth quarter of 2012 (“the year-earlier quarter”). Revenues in the fourth quarter decreased as compared to the prior quarter due to three rigs in Colombia that were earning a lower standby dayrate for part of the quarter, as well as slightly lower utilization for our Production Services Segment due to typical seasonality.

Net loss for the fourth quarter was $2.5 million, or $0.04 per share, compared with net loss of $6.2 million, or $0.10 per share in the prior quarter and net income of $3.6 million, or $0.06 per diluted share in the year-earlier quarter. Fourth quarter Adjusted EBITDA(1) was $55.8 million, down 6% from $59.4 million in the prior quarter and down 7% from $60.3 million in the year-earlier quarter.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $126.0 million in the fourth quarter, a 4% decrease from the prior quarter and a 3% decrease from the year-earlier quarter. The decrease in revenues was primarily due to more standby revenue in Colombia and a decrease in utilization to 86% in the fourth quarter, from prior quarter utilization of 89%, which is adjusted to exclude the eight idle drilling rigs that were held for sale at the end of the third quarter.
Currently, 53 drilling rigs are earning revenues, 42 of which, or 79%, are under term contracts. All eight of our drilling rigs in Colombia are currently under term contracts that extend through the end of 2014, seven of which are currently working. The remaining rig will begin working under its term contract after undergoing an upgrade to increase its horsepower from 1,000 to 1,500 horsepower, which we expect will be completed by the end of the first quarter of 2014.
    Average drilling revenues per day in the fourth quarter were $25,567, up slightly from $25,325 in the prior quarter and up from $23,967 in the year-earlier quarter. The quarter-over-quarter increase in average revenues per day is primarily due to increases in reimbursements of operator bonuses paid to rig employees, revenues for boiler equipment used during winter months and turnkey revenues. The increase over the year-earlier quarter was primarily due to higher dayrates generated by our new-build drilling rigs and increased utilization in Colombia, as our Colombian operations have higher revenues per day than our U.S. drilling rigs.
Drilling Services Segment margin(2) per day was $8,518 in the fourth quarter, up 6% from $8,056 in the prior quarter and up 5% from $8,103 in the year-earlier quarter. Dayrate pricing in the U.S. during the fourth quarter remained steady. The increase in Drilling Services margin per day in the fourth quarter was due to an increase in boiler equipment revenues and gains on fixed asset disposals, primarily reimbursement of damaged drill pipe.
Production Services Segment
Revenue for the Production Services Segment was $112.2 million in the fourth quarter, down 1% from the prior quarter and up 14% from the year-earlier quarter. The increase in revenues from the year-earlier quarter was generated mostly by our wireline and well servicing operations which had higher utilization and pricing during the latest quarter. Well servicing pricing was $648 per hour in the fourth quarter, up from $628 in the prior quarter and $601 in the year-earlier quarter. The increase in well service pricing was offset primarily by increased labor costs when comparing fourth quarter to the prior quarter. Well servicing rig utilization decreased to 85% in the fourth quarter, versus 90% in the prior quarter and was up slightly from 83% in the year-earlier quarter. Coiled tubing unit utilization was 49% in the fourth quarter, down from 53% in the prior quarter and down slightly from 52% in the year-earlier quarter.
Production Services Segment margin(2) as a percentage of revenue was 34% in the fourth quarter, down from 36% in the prior quarter and 38% in the year-earlier quarter.
Comments from Our President and CEO
“We were pleased that our fourth quarter results were less affected by seasonality than expected, as activity levels remained steady and pricing held firm in our Production Services Segment,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “In our U.S. Drilling Services Segment, utilization held steady and margins had a modest improvement in the fourth quarter.
“2014 is off to a good start with strong activity levels in both our Drilling and Production Services Segments. In Colombia, we renewed our contracts with Ecopetrol for all eight drilling rigs at slightly higher day rates and we agreed to upgrade one of the rigs to 1,500 horsepower. After this upgrade, all eight rigs in Colombia will be 1,500 horsepower electric rigs with top-drives and walking or skidding systems.
“We plan to make modest fleet additions in our Production Services Segment in 2014 including three wireline units, three well service rigs and one offshore coiled tubing unit. Most of these fleet additions are expected to occur in the second quarter.

“Since May 2013, we paid down $60 million of the outstanding balance under our revolver and we expect to continue reducing debt this year,” concluded Locke.
First Quarter Guidance
In the first quarter of 2014, drilling rig utilization is expected to average between approximately 83% and 86%, based on a fleet of 62 rigs. Drilling Services Segment margin is expected to be approximately $8,000 to $8,300 per day.
Production Services Segment revenue in the first quarter is expected to be flat compared to the fourth quarter. Production Services Segment margin as a percentage of revenues is expected to be up 1% to 2% as compared to the fourth quarter.
Liquidity
Working capital at December 31, 2013 was $118.5 million, up from $62.2 million at December 31, 2012. Our cash and cash equivalents were $27.4 million, up from $23.7 million at year-end 2012.
The increase in cash and cash equivalents during the year ended December 31, 2013 was primarily due to $174.6 million of cash provided by operating activities and $13.8 million of proceeds from the sale of assets, which was mostly offset by $165.4 million used for purchases of property and equipment and $20.9 million used to repay debt, net of additional borrowings during the year.
We currently have $80.0 million outstanding and $14.0 million in committed letters of credit under our $250 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the fourth quarter were $27.4 million, including capitalized interest. We estimate that our total cash capital expenditures in 2014 will be approximately $115 million to $125 million. The total 2014 capital expenditure budget includes upgrades to certain drilling rigs, additional production services equipment and routine capital expenditures.

Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial (480) 629-9771 ten minutes early and ask for the Pioneer Energy Services' conference call. A replay will be available after the call and will be accessible until February 20. To access the replay, dial (303) 590-3030 and enter the pass code 4663724#.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, decisions about exploration and development projects to be made by oil and gas exploration and production companies, economic cycles and their impact on capital markets and liquidity, the continued demand for drilling services or production services in the geographic areas where we operate, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, future compliance with covenants under our senior secured revolving credit facility and our senior notes, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, changes in technology and improvements in our competitors' equipment, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013. These factors are not necessarily all the important factors that could affect us.

Unpredictable or unknown factors we have not discussed in this news release or in our Annual Report on Form 10-K for the year ended December 31, 2013 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the tables to this press release.

(2)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the tables to this press release.

(3)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012
	(unaudited)			(audited)
Revenues:
Drilling services	$125,970	$129,853	$131,033	$528,327	$498,867
Production services	112,213	98,015	112,946	431,859	420,576
Total revenues	238,183	227,868	243,979	960,186	919,443

Costs and expenses:
Drilling services	84,000	85,950	89,350	351,630	333,846
Production services	74,146	61,001	71,910	276,808	252,775
Depreciation and amortization	46,871	44,288	47,414	187,918	164,717
General and administrative	24,128	20,926	23,896	95,000	85,603
Bad debt expense (recovery)	314	75	35	767	(440)
Impairment charges	—	99	9,504	54,292	1,131

Total costs and expenses	229,459	212,339	242,109	966,415	837,632
Income (loss) from operations	8,724	15,529	1,870	(6,229)	81,811

Other (expense) income:
Interest expense	(12,193)	(10,391)	(12,324)	(48,310)	(37,049)
Other	221	365	610	(1,239)	1,624
Total other expense	(11,972)	(10,026)	(11,714)	(49,549)	(35,425)

Income (loss) before income taxes	(3,248)	5,503	(9,844)	(55,778)	46,386
Income tax (expense) benefit	733	(1,943)	3,614	19,846	(16,354)

Net income (loss)	$(2,515)	$3,560	$(6,230)	$(35,932)	$30,032

Income (loss) per common share:
Basic	$(0.04)	$0.06	$(0.10)	$(0.58)	$0.49
Diluted	$(0.04)	$0.06	$(0.10)	$(0.58)	$0.48

Weighted-average number of shares outstanding:
Basic	62,376	61,888	62,325	62,213	61,780
Diluted	62,376	62,900	62,325	62,213	62,762

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	27,385	23,733
Receivables, net of allowance for doubtful accounts	176,360	158,844
Deferred income taxes	13,092	11,058
Inventory	13,232	12,111
Prepaid expenses and other current assets	9,311	13,040
Total current assets	239,380	218,786

Net property and equipment	937,657	1,014,340
Intangible assets, net of accumulated amortization	32,269	43,843
Goodwill	—	41,683
Noncurrent deferred income taxes	1,156	5,519
Other long-term assets	19,161	15,605
Total assets	$1,229,623	$1,339,776

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,718	$83,823
Current portion of long-term debt	2,847	872
Deferred revenues	699	3,880
Accrued expenses	73,569	67,975
Total current liabilities	120,833	156,550

Long-term debt, less current portion	499,666	518,725
Noncurrent deferred income taxes	84,636	108,838
Other long-term liabilities	6,055	7,983
Total liabilities	711,190	792,096
Total shareholders’ equity	518,433	547,680
Total liabilities and shareholders’ equity	$1,229,623	$1,339,776

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended
	December 31,
	2013	2012

Cash flows from operating activities:
Net income (loss)	$(35,932)	$30,032
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	187,918	164,717
Allowance for doubtful accounts	801	76
(Gain) loss on dispositions of property and equipment	(1,421)	(1,199)
Stock-based compensation expense	6,371	7,319
Amortization of debt issuance costs, discount and premium	3,095	2,985
Impairment charges	54,292	1,131
Deferred income taxes	(22,125)	13,303
Change in other long-term assets	(5,741)	(3,865)
Change in other long-term liabilities	(1,928)	(1,173)
Changes in current assets and liabilities	(10,750)	(13,960)
Net cash provided by operating activities	174,580	199,366

Cash flows from investing activities:
Purchases of property and equipment	(165,356)	(364,324)
Proceeds from sale of property and equipment	13,836	3,093
Proceeds from insurance recoveries	844	—
Net cash used in investing activities	(150,676)	(361,231)

Cash flows from financing activities:
Debt repayments	(60,874)	(874)
Proceeds from issuance of debt	40,000	100,000
Debt issuance costs	(13)	(58)
Proceeds from exercise of options	1,266	693
Purchase of treasury stock	(631)	(360)
Net cash (used in) provided by financing activities	(20,252)	99,401

Net increase (decrease) in cash and cash equivalents	3,652	(62,464)
Beginning cash and cash equivalents	23,733	86,197
Ending cash and cash equivalents	$27,385	$23,733

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012

Drilling Services Segment:
Revenues	$125,970	$129,853	$131,033	$528,327	$498,867
Operating costs	84,000	85,950	89,350	351,630	333,846
Drilling Services Segment margin (1)	$41,970	$43,903	$41,683	$176,697	$165,021

Average number of drilling rigs	62.0	67.7	70.0	68.2	65.0
Utilization rate	86%	87%	80%	84%	87%
Revenue days	4,927	5,418	5,174	20,977	20,728

Average revenues per day	$25,567	$23,967	$25,325	$25,186	$24,067
Average operating costs per day	17,049	15,864	17,269	16,763	16,106
Drilling Services Segment margin per day (2)	$8,518	$8,103	$8,056	$8,423	$7,961

Production Services Segment:
Revenues	$112,213	$98,015	$112,946	$431,859	$420,576
Operating costs	74,146	61,001	71,910	276,808	252,775
Production Services Segment margin (1)	$38,067	$37,014	$41,036	$155,051	$167,801

Combined:
Revenues	$238,183	$227,868	$243,979	$960,186	$919,443
Operating Costs	158,146	146,951	161,260	628,438	586,621
Combined margin	$80,037	$80,917	$82,719	$331,748	$332,822

Adjusted EBITDA (3)	$55,816	$60,281	$59,398	$234,742	$249,283

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP). However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net income (loss) as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012

Combined margin	$80,037	$80,917	$82,719	$331,748	$332,822

General and administrative	(24,128)	(20,926)	(23,896)	(95,000)	(85,603)
Bad debt (recovery) expense	(314)	(75)	(35)	(767)	440
Other income (expense)	221	365	610	(1,239)	1,624
Adjusted EBITDA (3)	55,816	60,281	59,398	234,742	249,283

Depreciation and amortization	(46,871)	(44,288)	(47,414)	(187,918)	(164,717)
Impairment charges	—	(99)	(9,504)	(54,292)	(1,131)
Interest expense	(12,193)	(10,391)	(12,324)	(48,310)	(37,049)
Income tax (expense) benefit	733	(1,943)	3,614	19,846	(16,354)
Net income (loss)	$(2,515)	$3,560	$(6,230)	$(35,932)	$30,032

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss as Reported to Adjusted Net Loss Excluding the Impact of Impairment Charges
and Diluted EPS as Reported to Adjusted Diluted EPS Excluding the Impact of Impairment Charges
(in thousands, except per share data)
(unaudited)

Year ended
December 31, 2013

Net loss as reported	$(35,932)
Impairment charges	54,292
Tax benefit from impairment charges	(21,207)
Adjusted net income (loss) (4)	(2,847)

Basic weighted average number of shares outstanding, as reported	62,213
Effect of dilutive securities	—
Diluted weighted average number of shares outstanding, adjusted for impairment charge impact	62,213

Adjusted diluted EPS (5)	$(0.05)

Diluted EPS as reported (6)	$(0.58)

(4)Adjusted net income (loss) represents net income (loss) as reported less impairment charges and the tax benefit from impairment charges. We believe that adjusted net income (loss) is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net income (loss) may not be comparable to other similarly titled measures reported by other companies.

(5)Adjusted (diluted) EPS represents adjusted net income (loss) divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. A reconciliation of (diluted) EPS as reported to adjusted (diluted) EPS is included in the tables to this press release. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net income (loss) as reported to adjusted net income (loss) is included in the table above.

(6)The effect of dilutive securities is not reflected in diluted earnings per share (EPS) as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2013	2012	2013	2013	2012

Drilling Services Segment:
Routine and tubulars	$11,509	$5,328	$7,978	$39,276	$39,051
Discretionary	6,325	12,255	7,181	35,569	56,430
Fleet additions	414	28,084	311	41,679	162,677
	18,248	45,667	15,470	116,524	258,158
Production Services Segment:
Routine	5,136	3,833	5,941	23,053	15,311
Discretionary	3,027	10,511	3,503	20,092	37,562
Fleet additions	1,000	13,262	852	5,687	53,293
	9,163	27,606	10,296	48,832	106,166
Net cash used for purchases of property and equipment	27,411	73,273	25,766	165,356	364,324
Net effect of accruals	(4,136)	1,241	1,669	(39,936)	14,948
Total capital expenditures	$23,275	$74,514	$27,435	$125,420	$379,272

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information

Drilling Services Segment:	Rig Type
	Mechanical	Electric	Total Rigs

Drilling rig horsepower ratings:
550 to 700 HP	1	—	1
750 to 950 HP	4	2	6
1000 HP	12	10	22
1200 to 2000 HP	6	27	33
Total	23	39	62

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	10	6	16
14,000 to 25,000 feet	10	31	41
Total	23	39	62

Production Services Segment:

Well servicing rig horsepower ratings:
550 HP			99
600 HP			10
Total			109

Wireline units			120

Coiled tubing units			13